UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BLACKROCK KELSO CAPITAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

40 EAST 52ND STREET

NEW YORK, NEW YORK 10022

April 10, 2014

Dear Fellow Stockholder:

We are writing to remind you that the 2014 Special Meeting of Stockholders of BlackRock Kelso Capital Corporation (the “Company”) will be held on the 4th floor of 40 East 52nd Street, New York, New York on Friday, May 9, 2014, at 11:00 a.m. New York City time.

Our records indicate that as of March 12, 2014, the “Record Date” for the Special Meeting, you held shares of the Company and, therefore, you are entitled to vote on the matter described in the Company’s Definitive Proxy Statement (the “Proxy Statement”) and set forth on the green proxy card attached thereto, which were mailed to you on or about March 19, 2014. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors, including the Independent Directors, recommends that you vote your shares in favor of the proposal described in the Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings.

As the date of the Special Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson Inc., the Company’s proxy solicitor, reminding you to exercise your right to vote.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely,

James R. Maher
Chairman and Chief Executive Officer